FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp

Northeast Bancorp Announces 2ND Quarter Earnings and Dividend

AUBURN, MAINE 1/221/03-Northeast Bancorp (AMEX "NBN") announced that earnings for the second quarter ended December 31, 2002, were $911,983 or $0.34 per diluted share. Earnings for the same period last year were $1,018,363 or $0.39 per diluted share. In addition, the Company announced that the Board of Directors had declared the regular quarterly dividend, which was increased during the past year, at $0.08 per share, payable on February 21, 2003 to shareholders of record at the close of business on January 31, 2003.

The Company also announced that earnings for the six months ended December 31, 2002, were $1,818,921 or $0.68 per diluted share compared to $1,960,724 or $0.75 for the same period last year. These results were in line with management's expectations, as the Company recently increased overhead via the opening of a Commercial Banking center in Portland. Yields on earning assets and cost of funds have followed the general decline in interest rates resulting from the Federal Reserve cutting short-term interest rates during the past year. The pace of reducing the cost of funds has exceeded the decline in yields improving net interest income and net interest margin. Non-interest income increased from higher gains on the sales of residential real estate loans, investment and insurance commissions, cash surrender value of bank owned life insurance, and gains on the sale of investment securities. Non-interest expense also increased due to additional staff to support higher loan volume and new business initiatives in insurance and commercial loan brokerage; new leased commercial business branch in Portland and the relocation of Northeast Financial Services investment division to new leased office in Falmouth; amortization of intangibles recognized in the acquisition of Kendall Insurance (the Northeast Financial Services insurance division); and increased expenses accrued for the liquidation of acquired assets, and volume related outsourced transaction costs.

Based upon the continued growth and development of the investment division, the Company has expanded its available space in Falmouth, Maine and added additional staff. The Company indicated that it fully expects that this investment in overhead will result in long term increased revenue, as the Company expands its ability to serve more customers in the development and management of their personal financial plans.

Last quarter, the Company announced the opening of a Commercial Banking Center in Portland, Maine, the state's largest city. In addition, as part of the expansion into the Portland market, Northeast announced the creation of a new Commercial Mortgage Brokerage Division that will work with the Commercial Loan Division. The brokerage division will allow the Company to access a wide range of national and local lenders, thereby enhancing the Company's ability to successfully secure financing for each commercial relationship.

The results for the quarter ended December 31, 2002 reflect increased expenses incurred in connection with these efforts, including an increase in net occupancy expenses associated with the development of new offices, additional compensation and benefit expenses for the Commercial Mortgage Brokerage Division staff, and the costs associated with supporting higher commercial and mortgage loan production. The Company continues to maintain an asset sensitive interest rate risk position, which is designed to protect the institution against a rising rate environment. Management is committed to manage interest rate risk and credit quality to ensure long-term stability and maintenance of a high level of balance sheet integrity.

Jim Delamater, President & CEO commented, "We continue to be pleased with the overall growth and development of our organization and view the recently announced decision to expand within the Greater Portland market area as an important step towards the development of future income and the overall value of our franchise. While this effort has, and we believe will continue to impact our short-term earnings results, we fully expect that our growth plan will add to our overall capacity to increase earnings, particularly through the ability to deliver multiple financial products and services to each and every customer. We are excited about our expansion into the Greater Portland market area because we believe that this expansion will allow us to better serve existing clients within this region and assist us in attracting new business as a result of our high level of product and service diversity. We have opened offices at 77 Middle Street, a prime location in downtown Portland, which has with drive-up facility and easy access. We are optimistic that this investment in the Portland market will be offset by growth in revenue over the long term. We don't expect to see any meaningful impact on earnings until the 4th quarter since it, typically, takes some lead time to close new loans and to transfer accounts. To date, since the November opening, we are very pleased with the market's response to this new and exciting location and the level of publicity the expansion has brought us. This in turn has increased the visibility of our entire Company."

Northeast Bancorp is the holding company for Maine-based Northeast Bank, founded in 1872, and is the eleventh largest Maine-based public company, as ranked by revenues, in the State of Maine. Headquartered in Auburn, Maine, the Company operates from 14 locations throughout western, central and mid-coast Maine, with Northeast Bank branches in Auburn, Augusta, Bethel, Brunswick, Buckfield, Harrison, Lewiston, Lisbon Falls, Mechanic Falls, Portland, Richmond, and South Paris.

Northeast Bank, in concert with its subsidiary, Northeast Financial Services, Inc. and other affiliates, provides its consumer and business customers with a comprehensive array of financial services. Northeast Bank is unique in their marketplace as they do not limit their product offerings to proprietary products and are therefore able to deliver quality "needs-based" advice that is intent upon ensuring that the actual product delivered is well matched to each client's personal goals and objectives.

Northeast has total assets of approximately $448 million and a book value per share of $13.64. Northeast derives its revenue from a combination of traditional net interest income and fees associated with the delivery of multiple financial products and services. Northeast continues to increase the number of products sold per customer and fully expects that the combination of income diversity and increased revenue per household will lead to an increase in the value of the franchise along with the ongoing development of long term and mutually profitable relationships with every customer.

Northeast is able to offer its customers a single source for virtually all of their financial needs and remains intent upon the expansion of its ability to serve more clients throughout its market area.

The headquarters for Northeast Bancorp has been relocated to 158 Court Street in Auburn, Maine. Northeast management encourages present and prospective shareholders to call Jim Delamater, President & CEO, if they desire to receive additional information or, in general, wish to discuss the Company and/or its products, services or ongoing efforts to promote and develop shareholder value. Management also suggests that any person interested in utilizing the services of Northeast Bancorp and its subsidiaries or learning more about the Company should access its web site at www.northeastbank.com.

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected earnings, revenues, operating income, results of operations, financial performance, and future business operations. These forward-looking statements are typically identified by words or phrases such as "believes" , "expects", "anticipates", "plans", "estimates", "approximately", "intend", and other similar words and phrases, or future or conditional verbs such as "will", "should", "would", "could", and "may". Such forward-looking statements reflect management's current expectations, beliefs, estimates, and projections regarding the Company, its industry, and future events, and are based upon on information currently available to management and certain assumptions made by management. Although we believe our expectations are based on reasonable assumptions, these forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and a number of other important factors (many of which are outside the control of the Company) which could cause actual results to differ materially from those from those in the forward-looking statements. Certain of risks associated with Northeast Bancorp are set forth in reports that the Company has filed with the Securities and Exchange Commission, including Northeast Bancorp's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. Any forward-looking statement speaks only to the date on which the statement is made and the Company disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2002	2001	Change	2002	2001	Change
Selected Financial Information

Income Statement Data

Interest Income	$ 7,318	$ 8,122	-10%	$ 14,758	$ 16,609	-11%
Interest Expense	3,513	4,364	-20%	7,204	9,226	-22%
Net Interest Income	3,805	3,758	1%	7,554	7,383	2%
Provision for Loan Losses	465	211	120%	690	421	64%
Net Interest Income after
Provision for Loan Losses	3,340	3,547	-6%	6,864	6,962	-1%
Non-interest Income	1,446	1,021	42%	2,480	1,901	30%
Non-interest Expense	3,446	3,006	15%	6,622	5,855	13%
Operating Income before Income Tax	1,340	1,562	-14%	2,722	3,008	-10%
Income Tax Expense	428	544	-21%	903	1,047	-14%
Net Income	$ 912	$ 1,018	-10%	$ 1,819	$ 1,961	-7%

Per share data
Basic earning per common share	$ 0.34	$ 0.40	-15%	$ 0.69	$ 0.76	-9%
Diluted earnings per common share	$ 0.34	$ 0.39	-13%	$ 0.68	$ 0.75	-9%
Weighted Average Shares Outstanding
Basic	2,647,105	2,578,438	3%	2,647,514	2,577,759	3%
Diluted	2,683,287	2,622,945	2%	2,685,039	2,623,427	2%

Book Value Per Share	13.64	12.54		13.64	12.54
Tangible Book Value Per Share	13.22	12.22		13.22	12.22

Net interest margin	3.65%	3.59%		3.61%	3.54%
Net interest spread	3.27%	3.08%		3.20%	3.00%
Return on average assets (annualized)	0.82%	0.94%		0.82%	0.90%
Return on equity (annualized)	10.10%	12.59%		10.17%	12.32%
Tier I leverage ratio (Bank)	8.93%	8.39%		8.93%	8.39%
Tier I risk-based capital ratio (Bank)	11.42%	11.51%		11.42%	11.51%
Total risk-based capital ratio (Bank)	12.10%	12.14%		12.10%	12.14%
Efficiency ratio	66%	63%		66%	63%
Nonperforming loans	1,522	1,953		1,522	1,953
Total nonperforming assets	2,061	2,354		2,061	2,354
Nonperforming loans as a % of total loans	0.39%	0.52%		0.39%	0.52%
Nonperforming assets as a % of total assets	0.46%	0.54%		0.46%	0.54%

	December 31,
	2002	2001		Change
Balance Sheet Highlights

Investment Securities	$ 20,081	$ 22,800		-12%
Loans	391,737	372,563		5%
Total Assets	447,852	438,194		2%

Deposits
NOW and Money Market	83,511	73,538		14%
Savings	22,362	19,403		15%
Certificates of Deposits	145,007	147,958		-2%
Brokered Deposits	21,945	32,489		-32%
Noninterest-bearing Deposits	28,992	26,425		10%
Total Deposits	301,817	299,813		1%

Borrowings	97,458	91,647		6%
Shareholders' Equity	36,097	32,327		12%

Shares outstanding	2,645,868	2,577,800		3%